Exhibit 99.1

NEWS RELEASE

Dynegy Inc. • 601 Travis Street • Suite 1400 • Houston, Texas • 77002 • www.dynegy.com

FOR IMMEDIATE RELEASE	NR13-18

FERC APPROVES ILLINOIS POWER HOLDINGS ACQUISITION OF AMEREN ENERGY RESOURCES

HOUSTON (October 14, 2013) — On Friday, October 11, the Federal Energy Regulatory Commission (FERC) issued an order authorizing Dynegy (NYSE:DYN) subsidiary, Illinois Power Holdings to acquire Ameren Energy Resources, an Ameren (NYSE:AEE) subsidiary. This approval leaves one remaining regulatory authorization to complete the acquisition.

The transaction continues to be contingent on receiving approval for the Illinois Multi Pollutant Standard variance request before the Illinois Pollution Control Board (IPCB). The IPCB is expected to make its decision on that request on or before November 21, 2013.

Dynegy President and Chief Executive Officer Robert C. Flexon said, “Dynegy believes the acquisition of the AER facilities through IPH provides the best future for the five AER plants, their employees and the surrounding communities.”

Both companies expect the transaction to close before the end of the year, assuming a favorable decision from the IPCB.

ABOUT DYNEGY

Dynegy’s subsidiaries produce and sell electric energy, capacity and ancillary services in key U.S. markets. The Dynegy Power, LLC power generation portfolio consists of approximately 6,771 megawatts of primarily natural gas-fired intermediate and peaking power generation facilities. The Dynegy Midwest Generation, LLC portfolio consists of approximately 2,980 megawatts of primarily coal-fired baseload power plants.

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements” particularly those statements concerning: IPH’s and Ameren’s request for variance relief from the IPCB, the timing of the granting of such relief; the timing of the closing of the acquisition transaction and beliefs regarding the best future operation of the Ameren facilities, their employees and the surrounding communities. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission (the “SEC”). Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled “Risk Factors” in its 2012 Form 10-K and the 10-Q for the quarters ended March 31, 2013 and June 30, 2013. In addition to the risks and uncertainties set forth in Dynegy’s SEC filings, the forward-looking statements described in this press release could be affected by, among other things, (i) conditions to the closing of the transaction may not be satisfied; (ii) Dynegy may be unable to obtain IPCB relief or IPCB relief may delay the transaction or result in the imposition of conditions that could have a material adverse effect on Dynegy or cause Dynegy to abandon the transaction; (iii) the business of Dynegy may suffer as a result of uncertainty surrounding the transaction; (iv) the industry may be subject to future regulatory or legislative actions, including environmental, that could adversely affect Dynegy; and (v) Dynegy may be adversely affected by other economic, business, and/or competitive factors. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

Dynegy Inc. Contacts: Media: Katy Sullivan, 713.767.5800; Analysts: 713.507.6466